Exhibit 99.1

AptarGroup Reports All-Time High Quarterly Results;
Raises Dividend 22% and Increases Shares Authorized for Repurchase;
CEO Peter Pfeiffer to Retire at End of Year

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--July 19, 2011--AptarGroup, Inc. (NYSE:ATR) today reported record quarterly results. The Board of Directors also increased the quarterly dividend and authorized the repurchase of an additional 4 million shares of common stock. Also, President and CEO, Peter Pfeiffer, announced his plans to retire at the end of the year.

Second Quarter 2011 Summary

  Reported diluted earnings per share increased 10% to all-time high $.74
  Reported sales rose 18% to record $615 million
  Sales before currency effects grew 8%
  Facility acquired in North Carolina to support Food + Beverage segment growth
  Board raised dividend 22% and authorized additional shares for repurchase

SECOND QUARTER RESULTS

Reported sales increased 18% to a record $614.9 million from $522.9 million a year ago. Changes in foreign currency exchange rates contributed 10%.

Second Quarter Segment Sales Analysis (Growth Over Prior Year)
	Beauty +		Food +	Total
	Home	Pharma	Beverage	AptarGroup
Product Sales (including tooling)	8%	5%	14%	8%
Currency Effects	9%	13%	6%	10%
Total Reported Growth	17%	18%	20%	18%

Commenting on the quarter, Peter Pfeiffer, President and CEO, said, “I am pleased to report that we achieved our best quarterly results ever. Each segment reported strong top line growth and our consolidated sales before currency effects increased 8%. Particular strength was noted in the fragrance/cosmetic, consumer health care, food and beverage markets. While core sales were strong, currency effects also contributed 10% to our top line growth in the quarter.”

Pfeiffer continued, “Looking at profits, we achieved record quarterly earnings per share of $.74 which was an increase of 10% over the prior year. Segment income increased at both our Beauty + Home and Pharma segments, while our Food + Beverage segment’s income declined compared to the prior year primarily due to the usual delay in passing along resin cost increases and new structure costs associated with the start-up of this new segment. Our Beauty + Home segment profit margins were also negatively affected by the timing of passing along resin cost increases as well as higher professional fees compared to a year ago. Our Pharma segment reported record quarterly segment income that was driven by strong core sales growth. All things considered, this was another very good quarter in terms of profits. Consolidated operating income reached a record $80 million in the quarter.

Also in the quarter, we completed the purchase of a facility in North Carolina that will be dedicated to serving our Food + Beverage customers.”

YEAR-TO-DATE RESULTS

Pfeiffer stated, “Even though we were up against a difficult comparison to 2010’s record results, we reported very strong growth for the first half of this year. Our core sales increased 10% above prior year levels driven primarily by the strength from the fragrance/cosmetic, consumer health care, food and beverage markets.”

Year-to-date reported sales increased 16% to a record $1.19 billion from $1.03 billion a year ago. Changes in exchange rates contributed 6% of the sales growth. Operating income increased to $150 million, up 11% from $135.7 million a year ago. Reported diluted earnings per share increased 12% to $1.37 per share compared to $1.22 per share a year ago.

OUTLOOK

Pfeiffer commented, “In 2010, we reported our strongest year in the history of the company and we followed that with exceptional growth in the first half of 2011. As we look to the third quarter, we anticipate growth at a pace that is more in line with our long-term normalized growth rates. We continue to be optimistic about our future and the many new opportunities that are being identified by our market-focused organization. We remain committed to investing in research and development and in high-growth areas of our business, including the food, beverage and consumer healthcare markets, as well as expanding in developing regions of the world. Currently we expect third quarter diluted earnings per share to be in the range of $.70 to $.75 per share compared to our previous all-time high quarterly earnings per share of $.68.”

CASH DIVIDEND INCREASE AND SHARE REPURCHASE PROGRAM

The Board of Directors increased the quarterly dividend by 22% to $.22 per share, payable August 23, 2011 to shareholders of record as of August 2, 2011. The increase brings the annual dividend rate to $.88 per share, up from $.72 per share.

During the quarter, the Company repurchased 600,000 shares of common stock for approximately $31.2 million leaving approximately 900,000 shares authorized for repurchase at the end of the second quarter. The Board today approved the repurchase of an additional 4 million shares.

Pfeiffer commented, “Our excellent financial condition and our ability to generate strong cash flow allows us to return value to shareholders with increased dividends and additional share repurchases. With our strong balance sheet, we are in a good position to take advantage of strategic opportunities as they present themselves, while taking steps to improve shareholder value.”

PETER PFEIFFER TO RETIRE

Peter Pfeiffer has advised the Board of his decision to retire effective December 31, 2011. Mr. Pfeiffer intends to continue to serve as a director of AptarGroup. The Board has selected Stephen J. Hagge, AptarGroup’s Executive Vice President and Chief Operating Officer, to succeed Mr. Pfeiffer as President and CEO effective January 1, 2012. Mr. Hagge has been the Company’s Chief Operating Officer since January 1, 2008 and served as Chief Financial Officer from 1993 to 2008.

Pfeiffer commented, “After working 40 years with this exceptional Company, I have decided to retire and spend more time with my family. AptarGroup has a very experienced senior management team that has worked closely together for many years. This team will be led by Steve Hagge who is a seasoned veteran with 30 years of experience in senior executive roles within AptarGroup. He has been integral to our success over the years, working very closely with me and our other senior executives in building AptarGroup into the industry leader it is today. I will continue to serve on our Board and I look forward to playing a part in our bright future.”

Board Chairman, King Harris, said, “Peter has had a very successful career that began with his family’s business which eventually became part of AptarGroup. Under his leadership, Aptar maintained an entrepreneurial spirit while growing in size and gaining market share. Last year, he successfully guided AptarGroup through one of the most significant organizational changes in the Company’s history when we realigned our businesses to become completely market-focused while at the same time, we achieved record sales and earnings per share.”

Harris concluded, “The Board is very confident in AptarGroup’s future under Steve Hagge’s leadership and we expect a very smooth transition. Steve has been a part of the Company’s senior leadership team for three decades. He brings a variety of valuable experiences to the CEO office including his extensive operational and financial knowledge as well as his strong international business acumen.”

OPEN CONFERENCE CALL

There will be a conference call on Wednesday, July 20, 2011 at 7:00 a.m. CT to discuss the Company’s second quarter results for 2011. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit the AptarGroup web site at www.aptar.com.

This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, economic, environmental or political conditions in the various markets and countries in which AptarGroup operates, changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; fluctuations in the cost of raw materials, components and other input costs; the Company’s ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; the competitive marketplace; fiscal and monetary policy; changes in foreign currency exchange rates; direct or indirect consequences of acts of war or terrorism; and labor relations. For additional information on these and other risks and uncertainties, please see AptarGroup’s filings with the Securities and Exchange Commission, including its Form 10-K’s and Form 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements. AptarGroup undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net Sales	$614,929	$522,923	$1,191,447	$1,028,392
Cost of Sales (exclusive of depreciation
shown below)	409,481	345,175	792,151	676,331
Selling, Research & Development and
Administrative	90,290	71,213	180,769	149,909
Depreciation and Other Amortization	34,914	32,483	68,519	66,474
Operating Income	80,244	74,052	150,008	135,678
Other Income/(Expense):
Interest Expense	(4,607)	(3,631)	(9,227)	(7,103)
Interest Income	1,544	508	3,096	1,274
Miscellaneous, net	(285)	(1,139)	(706)	(2,141)
Income before Income Taxes	76,896	69,790	143,171	127,708
Provision for Income Taxes	25,609	23,031	47,416	41,854
Net Income	$51,287	$46,759	$95,755	$85,854

Net (Income)/Loss Attributable to Noncontrolling Interests	2	(64)	11	(137)
Net Income Attributable to AptarGroup, Inc.	$51,289	$46,695	$95,766	$85,717
Net Income Attributable to AptarGroup, Inc. Per Common Share:
Basic	$0.77	$0.69	$1.43	$1.27
Diluted	$0.74	$0.67	$1.37	$1.22

Average Numbers of Shares Outstanding:
Basic	66,939	67,630	66,933	67,603
Diluted	69,438	69,682	69,902	70,070

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
CONSOLIDATED BALANCE SHEETS

	June 30, 2011	December 31, 2010
ASSETS

Cash and Equivalents	$341,324	$376,427
Receivables, net	455,088	357,110
Inventories	325,745	272,255
Other Current Assets	82,853	58,191
Total Current Assets	1,205,010	1,063,983
Net Property, Plant and Equipment	786,717	724,984
Goodwill, net	237,777	227,029
Other Assets	16,178	16,722
Total Assets	$2,245,682	$2,032,718

LIABILITIES AND EQUITY

Short-Term Obligations	$106,307	$95,566
Accounts Payable and Accrued Liabilities	372,305	327,756
Total Current Liabilities	478,612	423,322
Long-Term Obligations	257,036	258,773
Deferred Liabilities	64,592	70,849
Total Liabilities	800,240	752,944

AptarGroup, Inc. Stockholders' Equity	1,444,619	1,278,923
Noncontrolling Interests in Subsidiaries	823	851
Total Equity	1,445,442	1,279,774

Total Liabilities and Equity	$2,245,682	$2,032,718

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
SEGMENT INFORMATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2011	2010	2011	2010
NET SALES
Beauty + Home	$402,738	$343,834	$779,000	$683,243
Pharma	138,703	117,824	270,707	231,265
Food + Beverage	73,488	61,265	141,740	113,884
Other	-	-	-	-
Total Net Sales	$614,929	$522,923	$1,191,447	$1,028,392

SEGMENT INCOME (1)
Beauty + Home	$39,877	$35,881	$72,530	$66,992
Pharma	40,369	32,773	79,257	63,419
Food + Beverage	8,613	10,700	16,185	18,315
Corporate Expenses and Other	(8,900)	(6,441)	(18,670)	(15,189)
Total Income Before Interest and Taxes	$79,959	$72,913	$149,302	$133,537
Interest Expense, Net	(3,063)	(3,123)	(6,131)	(5,829)
Income before Income Taxes	$76,896	$69,790	$143,171	$127,708

SEGMENT INCOME AS % OF NET SALES
Beauty + Home	9.9%	10.4%	9.3%	9.8%
Pharma	29.1%	27.8%	29.3%	27.4%
Food + Beverage	11.7%	17.5%	11.4%	16.1%

Notes to Condensed Consolidated Financial Statements:
(1) - The Company evaluates performance of its business units and allocates resources based upon income before interest expense net of interest income, stock option and corporate expenses, and income taxes.

CONTACT:
AptarGroup, Inc.
Matthew DellaMaria, 815-477-0424